Exhibit 12

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                  For the Nine Months Ended September 30, 2001
                             (Dollars In Thousands)




EARNINGS:
  Income from Continuing Operations before income taxes         $    (354,821)
  Add (Deduct):
    Earnings on Equity Method                                         (37,832)
    Distributions from Minority Subsidiaries                           11,337
    Minority interest in pre-tax income of subsidiaries
      That do not have fixed charges                                   (6,846)

                                                                -------------
                                                                $    (388,162)
                                                                -------------
    Add fixed charges:
      Consolidated interest expense                                    96,129
      Interest Portion (1/3) of Consolidated Rent Expense              13,342
                                                                -------------
                                                                $    (278,691)
                                                                =============

FIXED CHARGES:
    Consolidated interest expense                               $      96,129
    Interest Portion (1/3) of Consolidated Rent Expense                13,342
                                                                -------------
                                                                $     109,471
                                                                =============

RATIO OF EARNINGS TO FIXED CHARGES                                      (2.55)
                                                                =============

    Tax-Effected Redeemable Preferred Dividends                 $          40
    Fixed Charges                                                     109,471
                                                                -------------
    Fixed Charges and Redeemable Preferred Dividends            $     109,511
                                                                =============

RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                    (2.54)
                                                                =============

    Tax-Effected Preferred Dividends                            $         554
    Fixed Charges                                                     109,471
                                                                -------------
    Fixed Charges and Preferred Dividends                       $     110,025
                                                                =============

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                               (2.53)
                                                                =============